Exhibit 99.1

News Release

Weatherford Announces Second-Quarter 2021 Results

•Revenues of $903 million increased 9% sequentially driven by a 12% increase in service revenues.
•Operating income totaled $25 million and adjusted EBITDA[1] totaled $136 million or 15% adjusted EBITDA margins.
•Second-quarter cash provided by operating activities totaled $46 million and free cash flow[1] totaled $48 million.
•During the quarter, Weatherford won more than $270 million in new and extended commercial awards within our market-leading product lines of Managed Pressure Drilling (“MPD”), Tubular Running Services (“TRS”), Fishing and Re-Entry Services, and Cementation Products.
•On June 2, 2021, Weatherford shares began trading on The Nasdaq Global Select Market under the ticker symbol “WFRD”.

Houston, July 28, 2021 – Weatherford International plc (NASDAQ: WFRD) (“Weatherford” or the “Company”) announced today its results for the second quarter of 2021.
Revenues for the second quarter of 2021 were $903 million, an increase of 9% sequentially and 10% year-on-year. Reported operating income was $25 million in the second quarter of 2021, compared to an operating loss of $13 million in the first quarter of 2021 and an operating loss of $497 million in the second quarter of 2020. The Company’s second-quarter 2021 net loss was $78 million, compared to a net loss of $116 million in the first quarter of 2021 and a net loss of $581 million in the second quarter of 2020.
Second-quarter 2021 cash flows provided by operations were $46 million, compared to $74 million in the first quarter of 2021 and $31 million in the second quarter of 2020. Capital expenditures were $9 million in the second quarter of 2021, compared to $15 million in the first quarter of 2021 and $35 million in the second quarter of 2020.
•Second-quarter 2021
◦Adjusted EBITDA[1] of $136 million, an increase of 33% sequentially and 72% year-over-year
◦Unlevered free cash flow[1] of $165 million, an increase of $71 million sequentially and $57 million year-over-year
◦Free cash flow of $48 million, a decline of only $22 million sequentially, despite $117 million in interest payments, representing an improvement of $50 million year-on-year

Girish Saligram, President and Chief Executive Officer, commented, “I am pleased with our second quarter results, as we delivered another quarter of positive operating performance. We made further progress on our strategic initiatives by driving improvements across all focus areas, including North American profitability and global inventory utilization.
“Our results from the second quarter of 2021 clearly demonstrate that efforts to streamline the business over the last several quarters have begun to take hold. We capitalized on activity improvements to grow revenue and capture significant fall-through from cost control, which led to expanded margins and positive free cash flow. We also saw increased traction of the commercialization of our field-proven technologies led by market-leading MPD and TRS as evidenced in the Middle East and Latin America, where we secured new contracts. These awards are a testament to our abilities in challenging environments and support our reputation as the preferred global provider within these product lines.
“Our most recent results also indicate growing momentum for two of our Company’s strategic vectors, digitalization and the energy transition, as we secured multiple contracts to supply production automation solutions for operators in Europe and the Middle East. Additionally, we added to our successful track record for the Firma™ plug & abandonment solution in Europe by replacing a competitor and delivering the entire scope of work early.
“We exited the second quarter of 2021 with a strong liquidity position by generating $48 million of positive free cash flow, despite $117 million in interest payments. This achievement resulted from improved operating performance, disciplined capital allocation and expenditures, and reduced working capital.
“Lastly, I am also pleased to share that we recently completed the listing of our shares on the NASDAQ stock exchange and the results from this quarter further validate our decision to relist. I am incredibly proud of our team’s efforts that build upon our history of innovation and customer focus. While we forge our path as the new Weatherford, I believe our best days are ahead.”

Notes:
[1] EBITDA represents income before income tax, depreciation and amortization expense. Adjusted EBITDA excludes, among other items, impairments of long-lived assets and goodwill, restructuring expense, share-based compensation expense, as well as write-offs of property plant and equipment, right-of-use assets, and inventory. Free cash flow is calculated as cash flows provided by (used in) operating activities, less capital expenditures plus proceeds from the disposition of assets. Unlevered free cash flow is calculated as free cash flow plus cash paid for interest. EBITDA, adjusted EBITDA, free cash flow and unlevered free cash flow are non-GAAP measures. Each measure is defined and reconciled to the most directly comparable GAAP measure in the tables below.

Operational Highlights
•Weatherford received the Kuwait Oil Company (“KOC”) CEO HSSE Award for logging and perforation services. The award recognizes outstanding health, safety, security and environment achievements.
•As a further testament of the Company’s digital capabilities, Weatherford officially launched the first phase of a contract for rigsite data management and visualization services with KOC and completed the implementation of the Centro™ drilling optimization software platform and helped to establish KOC’s real-time drilling decision center.
•Weatherford signed a five-year well screens contract with bp in Azerbaijan. This agreement directly follows the safety-valve contract win during the prior quarter, which makes two concurrent, multiyear contracts with a major operator.
•A major national oil company in the Middle East awarded Weatherford a five-year completion contract to provide OptiPkr™ production packers, completion accessories, and other items for 80 wells. Under a previous contract for the same scope of work, Weatherford delivered reliable products and excellent service quality in the field, which drove the current award with increased share.
•In collaboration with a major drilling contractor, Weatherford secured a five-year contract to provide tubular running services that leverage digital capabilities for crew integration and personnel optimization in offshore Russia. This long-term, strategic contract displaces the incumbent and positions the Company for future expansion of the scope of work.
•In Continental Europe, Weatherford provided an integrated drilling solution featuring the Magnus® rotary steerable system to finish a drilling campaign 70% faster than planned. This success enables the continued expansion of RSS technology in that market.
•Operators in Continental Europe awarded Weatherford two contracts for de-liquification equipment and services in more than 100 wells and ForeSite® ecosystems in more than 200 gas wells. These awards are a continuation of previous de-liquification services that increased production, extended the productive life of wells, reduced operational costs, and minimized the carbon footprint.

Liquidity
The Company maintained its disciplined focus on liquidity during the second quarter of 2021. Unlevered free cash flow of $165 million in the second quarter of 2021 improved by $57 million versus the second quarter of 2020, on a 72% increase in adjusted EBITDA. This improvement is a result of the Company’s efforts to control costs and optimize net working capital and capital expenditures. Second-quarter 2021 free cash flow of $48 million improved by $50 million year-on-year and was only down $22 million sequentially, despite $117 million in interest payments in the second quarter. Total cash of approximately $1.4 billion as of June 30, 2021, was up $44 million from the prior quarter.

Results by Operating Segment
Western Hemisphere

	Quarter Ended			Variance
($ in Millions)	06/30/21	03/31/21	06/30/20	Seq.		YoY
Revenues:
North America	$220	$214	$172	3%		28%
Latin America	205	176	138	16%		49%
Total Revenues	$425	$390	$310	9%		37%

Adjusted Segment EBITDA	$58	52	$6	12%		867%
% Margin	14%	13%	2%	30	bps	1,170	bps

Second-quarter 2021 Western Hemisphere revenues of $425 million increased 9% sequentially and 37% year-on-year. North America revenues of $220 million increased by 3% sequentially primarily due to increased activity in the Drilling, Evaluation & Intervention (“DEI”) product line in the United States, partially offset by seasonally lower activity in Canada. Latin America revenues of $205 million increased 16% sequentially, driven by increased Integrated Service Project activity in Mexico.
Adjusted segment EBITDA of $58 million increased $6 million and associated margins of 14% improved 30 basis points, sequentially, and improved 1,170 basis points year-on-year. The growth in adjusted segment EBITDA was primarily driven by increased activity and sales in Latin America.

Eastern Hemisphere

	Quarter Ended			Variance
($ in Millions)	06/30/21	03/31/21	06/30/20	Seq.		YoY
Revenues:
Middle East, North Africa & Asia	$289	$267	$341	8%		(15)%
Europe, SSA & Russia	189	175	170	8%		11%
Total Revenues	$478	$442	$511	8%		(6)%

Adjusted Segment EBITDA	$93	66	$100	41%		(7)%
% Margin	20%	15%	20%	460	bps	(10)	bps

Second-quarter 2021 Eastern Hemisphere revenues of $478 million increased 8% sequentially and decreased 6% year-on-year. Middle East, North Africa, and Asia revenues of $289 million increased 8% sequentially, with increased sales in both the Completion and Production (“C&P”) and the DEI product lines. Europe, Sub Saharan Africa, and Russia revenues of $189 million increased 8% sequentially, primarily due to increased activity in both the C&P and DEI product lines.
Adjusted segment EBITDA of $93 million increased $27 million and associated margins of 20% improved 460 basis points, sequentially, and decreased 10 basis points year-on-year. The growth in adjusted segment EBITDA was primarily due to increased activity and sales in Middle East and Asia.

About Weatherford
Weatherford is a leading global energy services company. Operating in approximately 75 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 17,000 team members and approximately 365 operating locations, including manufacturing, research and development, service, and training facilities. Visit https://www.weatherford.com/ for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.
Conference Call Details
Weatherford will host a conference call on Thursday, July 29, 2021, to discuss the results for the second quarter ended June 30, 2021. The conference call will begin at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).
Listeners are encouraged to download the accompanying presentation slides which will be available in the investor relations section of the Company’s website.
Listeners can participate in the conference call via a live webcast at https://www.weatherford.com/en/investor-relations/investor-news-and-events/events/, or by dialing +1 877-328-5344 (within the U.S.) or +1 412-902-6762 (outside of the U.S.) and asking for the Weatherford conference call. Listeners should log in or dial in approximately 10 minutes prior to the start of the call.
A telephonic replay of the conference call will be available until August 12, 2021, at 5:00 p.m. Eastern Time. To access the replay, please dial +1 877-344-7529 (within the U.S.) or +1 412-317-0088 (outside of the U.S.) and reference conference number 10157213. A replay and transcript of the earnings call will also be available in the investor relations section of the Company’s website.
###
Contacts
For Investors:
Mohammed Topiwala
Director, Investor Relations and M&A

+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications

+1 713-836-4193
kelley.hughes@weatherford.com

Forward-Looking Statements
This news release contains forward-looking statements concerning, among other things, the Company’s quarterly and full-year revenues, operating income and losses, adjusted EBITDA, unlevered free cash flow, forecasts or expectations regarding business outlook, cost savings plans, and capital expenditures, and are also generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including the price and price volatility of oil and natural gas; the extent or duration of business interruptions, demand for oil and gas and fluctuations in commodity prices associated with COVID-19 pandemic; general global economic repercussions related to COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the COVID-19 virus and COVID-19 variants, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and those set forth from time-to-time in the Company’s other filings with the Securities and Exchange Commission. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International plc
Condensed Consolidated Statements of Operations (Unaudited)
($ in Millions, Except Per Share Amounts)

	Quarter Ended			Six Months Ended
	6/30/21	3/31/21	6/30/20	6/30/21	6/30/20
Revenues:
Western Hemisphere	$425	$390	$310	$815	$898
Eastern Hemisphere	478	442	511	920	1,138
Total Revenues	903	832	821	1,735	2,036
Operating Income (Loss):
Western Hemisphere	28	24	(23)	52	6
Eastern Hemisphere	6	(19)	15	(13)	33
Segment Operating Income (Loss)	34	5	(8)	39	39
Corporate	(17)	(18)	(26)	(35)	(52)
Impairments and Other (Charges) Credits[1]	8	—	(406)	8	(1,223)
Restructuring Charges	—	—	(57)	—	(83)
Total Operating Income (Loss)	25	(13)	(497)	12	(1,319)
Other Income (Expense):
Interest Expense, Net	(72)	(70)	(59)	(142)	(117)
Reorganization Items	—	—	—	—	(9)
Other Expense, Net	(11)	(4)	(11)	(15)	(36)
Loss Before Income Taxes	(58)	(87)	(567)	(145)	(1,481)
Income Tax Provision	(15)	(23)	(12)	(38)	(56)
Net Loss	(73)	(110)	(579)	(183)	(1,537)
Net Income Attributable to Noncontrolling Interests	5	6	2	11	10
Net Loss Attributable to Weatherford	$(78)	$(116)	$(581)	$(194)	$(1,547)

Basic and Diluted Loss Per Share	$(1.11)	$(1.66)	$(8.30)	$(2.77)	$(22.10)
Basic and Diluted Weighted Average Shares Outstanding	70	70	70	70	70

[1]See Selected Statements of Operations Information Table for further details.

Weatherford International plc
Selected Balance Sheet Data (Unaudited)
($ in Millions)

	6/30/2021	12/31/2020
Assets:
Cash and Cash Equivalents	$1,217	$1,118
Restricted Cash	170	167
Accounts Receivable, Net	782	826
Inventories, Net	662	717

Property, Plant and Equipment, Net	1,108	1,236
Intangibles, Net	734	810

Liabilities:
Accounts Payable	348	325
Accrued Salaries and Benefits	287	297
Short-term Borrowings and Current Portion of Long-term Debt	10	13
Long-term Debt	2,605	2,601

Shareholders’ Equity:
Total Shareholders’ Equity	759	937

Components of Net Debt[1]:
Short-term Borrowings and Current Portion of Long-term Debt	10	13
Long-term Debt	2,605	2,601
Less: Cash and Cash Equivalents	1,217	1,118
Less: Restricted Cash	170	167
Net Debt[1]	$1,228	$1,329
[1] Net debt is a non-GAAP measure calculated as total short- and long-term debt less cash and cash equivalents and restricted cash.

Weatherford International plc
Selected Cash Flows Information (Unaudited)
($ in Millions)

	Quarter Ended			Six Months Ended
	6/30/2021	3/31/2021	6/30/2020	6/30/21	6/30/20
Cash Flows From Operating Activities:
Net Loss	$(73)	$(110)	$(579)	$(183)	$(1,537)
Adjustments to Reconcile Net Loss to Net Cash Provided By Operating Activities:
Depreciation and Amortization	114	111	113	225	270
Impairments of Long-Lived Assets and Goodwill	—	—	250	—	1,057
Inventory Charges	22	17	136	39	138
(Gain) Loss on Disposition of Assets	(8)	(5)	(1)	(13)	4
Deferred Income Tax Provision (Benefit)	4	2	(2)	6	21
Share-Based Compensation	5	4	—	9	—
Working Capital[1]	12	60	130	72	47
Other Operating Activities[2]	(30)	(5)	(16)	(35)	61
Net Cash Provided By Operating Activities	46	74	31	120	61

Cash Flows From Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(9)	(15)	(35)	(24)	(73)
Proceeds from Disposition of Assets	11	11	2	22	8
Proceeds (Payments) for Other Investing Activities	(1)	1	6	—	3
Net Cash Used in Investing Activities	1	(3)	(27)	(2)	(62)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	—	—	—	—	—
Repayments of Long-term Debt	(2)	(3)	(3)	(5)	(5)
Borrowings (Repayments) of Short-term Debt, Net	—	(4)	10	(4)	7
Other Financing Activities	(4)	(2)	(23)	(6)	(38)
Net Cash Used In Financing Activities	$(6)	$(9)	$(16)	$(15)	$(36)

Free Cash Flow[3]:
Net Cash Provided by Operating Activities	46	74	31	120	61
Capital Expenditures for Property, Plant and Equipment	(9)	(15)	(35)	(24)	(73)
Proceeds from Disposition of Assets	11	11	2	22	8
Free Cash Flow[3]	$48	$70	$(2)	$118	$(4)

[1] Working capital is defined as the cash changes in accounts receivable plus inventory less accounts payable.
[2] Other operating activities is primarily accruals, net of cash payments for operational expenses, interest, taxes, employee costs and leases.
[3] Free cash flow is a non-GAAP measure calculated as cash flows provided by (used in) operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by (used in) operating activities.

Weatherford International plc
Selected Statements of Operations Information (Unaudited)
($ in Millions)

	Quarter Ended			Six Months Ended
	6/30/21	3/31/21	6/30/20	6/30/21	6/30/20
Operating Income (Loss)
Western Hemisphere	$28	$24	$(23)	$52	$6
Eastern Hemisphere	6	(19)	15	(13)	33
Segment Operating Income (Loss)	34	5	(8)	39	39
Corporate	(17)	(18)	(26)	(35)	(52)
Total Operating Income (Loss) Before Impairments and Other (Charges) Credits and Restructuring Charges	$17	$(13)	$(34)	$4	$(13)

Depreciation and Amortization
Western Hemisphere	$29	27	$29	$56	$76
Eastern Hemisphere	85	84	85	169	194
Corporate	—	—	(1)	—	—
Total Depreciation and Amortization	$114	111	$113	$225	$270

Share-Based Compensation
Western Hemisphere	$1	$1	$—	$2	$—
Eastern Hemisphere	2	1	—	3	—
Corporate	2	2	—	4	—
Total Share-Based Compensation	$5	$4	$—	$9	$—

Adjusted EBITDA[1]
Western Hemisphere	$58	$52	$6	$110	$82
Eastern Hemisphere	93	66	100	159	227
Corporate	(15)	(16)	(27)	(31)	(52)
Total Adjusted EBITDA[1]	$136	$102	$79	$238	$257

Impairments and Other Charges (Credits)[2]
Long-lived Asset Impairments	$—	$—	$(178)	$—	$(818)
Goodwill Impairment	—	—	(72)	—	(239)
Inventory Charges	—	—	(134)	—	(134)
Other Charges (Credits)	8	—	(22)	8	(32)
Total Impairments and Other Charges (Credits)[2]	$8	$—	$(406)	$8	$(1,223)

[1]Adjusted EBITDA is calculated as total operating income (loss) before impairments and other (charges) credits and restructuring charges plus depreciation and amortization plus share-based compensation.
[2]Impairments and Other Charges (Credits) are excluded from segment operating results and primarily represent charges on long-lived assets and goodwill, restructuring expense, as well as write-offs of property plant and equipment, right-of-use assets, and inventory.

Weatherford International plc
($ in Millions)
Selected Statements of Operations Information (Unaudited) - Product Line Revenues

	Quarter Ended			Six Months Ended
	06/30/21	03/31/21	06/30/20	6/30/21	6/30/20
Product Line Revenue by Hemisphere:
Completion and Production	$231	$225	$165	$456	$462
Drilling, Evaluation and Intervention	194	165	145	359	436
Western Hemisphere	425	390	310	$815	$898

Completion and Production	214	198	240	$412	$542
Drilling, Evaluation and Intervention	264	244	271	508	596
Eastern Hemisphere	478	442	511	$920	$1,138

Total Completion and Production	445	423	405	$868	$1,004
Total Drilling, Evaluation and Intervention	458	409	416	867	1,032
Total Product Line Revenues	$903	$832	$821	$1,735	$2,036

We report our financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures (as defined under the SEC’s Regulation G and Item 10(e) of Regulation S-K) may provide users of this financial information additional meaningful comparisons between current results and results of prior periods and comparisons with peer companies. The non-GAAP amounts shown in the following tables should not be considered as substitutes for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP, but should be viewed in addition to the Company’s reported results prepared in accordance with GAAP.

Weatherford International plc
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
($ in Millions, Except Per Share Amounts)

	Quarter Ended			Six Months Ended
	6/30/21	3/31/21	6/30/20	6/30/21	6/30/20
Operating Income (Loss):
GAAP Operating Income (Loss)	$25	$(13)	$(497)	$12	$(1,319)
Impairments and Other Charges (Credits)	(8)	—	406	(8)	1,223
Restructuring Charges	—	—	57	—	83
Operating Non-GAAP Adjustments	(8)	—	463	(8)	1,306
Non-GAAP Adjusted Operating Income (Loss)	$17	$(13)	$(34)	$4	$(13)

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$(58)	$(87)	$(567)	$(145)	$(1,481)
Operating Non-GAAP Adjustments	(8)	—	463	(8)	1,306
Reorganization Items	—	—	—	—	9
Non-GAAP Adjustments Before Taxes	(8)	—	463	(8)	1,315
Non-GAAP Loss Before Income Taxes	$(66)	$(87)	$(104)	$(153)	$(166)

Provision for Income Taxes:
GAAP Provision for Income Taxes	$(15)	$(23)	$(12)	$(38)	$(56)
Tax Effect on Non-GAAP Adjustments	—	—	(2)	—	(9)
Non-GAAP Provision for Income Taxes	$(15)	$(23)	$(14)	$(38)	$(65)

Net Loss Attributable to Weatherford:
GAAP Net Loss	$(78)	$(116)	$(581)	$(194)	$(1,547)
Non-GAAP Adjustments, net of tax	(8)	—	461	(8)	1,306
Non-GAAP Net Loss	$(86)	$(116)	$(120)	$(202)	$(241)

Diluted Loss Per Share Attributable to Weatherford:
GAAP Diluted Loss per Share	$(1.11)	$(1.66)	$(8.30)	$(2.77)	$(22.10)
Non-GAAP Adjustments, net of tax	(0.12)	—	6.59	(0.12)	18.66
Non-GAAP Diluted Loss per Share	$(1.23)	$(1.66)	$(1.71)	$(2.89)	$(3.44)

Weatherford International plc
($ in Millions)
Reconciliation of GAAP to Non-GAAP Financial Measures
Net Loss to Adjusted EBITDA (Unaudited)

	Quarter Ended			Six Months Ended
	6/30/21	3/31/21	6/30/20	6/30/21	6/30/20
Net Loss Attributable to Weatherford	$(78)	$(116)	$(581)	$(194)	$(1,547)
Net Income Attributable to Noncontrolling Interests	5	6	2	11	10
Net Loss	(73)	(110)	(579)	(183)	(1,537)
Interest Expense, Net	72	70	59	142	117
Income Tax Provision	15	23	12	38	56
Depreciation and Amortization	114	111	113	225	270
EBITDA	128	94	(395)	222	(1,094)

Other (Income) Expense Adjustments:
Reorganization Items	—	—	—	—	9
Impairments and Other (Charges) Credits	(8)	—	406	(8)	1,223
Restructuring Charges	—	—	57	—	83
Share-Based Compensation	5	4	—	9	—
Other Expense, Net	11	4	11	15	36
Adjusted EBITDA	$136	$102	$79	$238	$257

Supplemental Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA to Free Cash Flow (Unaudited)

	Quarter Ended			Six Months Ended
	6/30/21	3/31/21	6/30/20	6/30/21	6/30/20
Adjusted EBITDA	$136	$102	$79	$238	$257
Cash From (Used) for Working Capital	12	60	130	72	47
Capital Expenditures for Property, Plant and Equipment	(9)	(15)	(35)	(24)	(73)
Cash Paid for Taxes	(17)	(15)	(19)	(32)	(40)
Cash Paid for Severance and Restructuring	(9)	(12)	(58)	(21)	(75)
Other [1]	52	(26)	11	26	(8)
Unlevered Free Cash Flow	$165	$94	$108	$259	$108
Cash Paid for Interest	(117)	(24)	(110)	(141)	(112)
Free Cash Flow[2]	$48	$70	$(2)	$118	$(4)

[1]Other primarily includes accruals net of payments for certain operational expenses, employee costs (excluding restructuring and shared-based compensation) and leases, inventory charges, bad debt expense, proceeds from disposition of assets and foreign currency exchange impact.
[2]Free cash flow is a non-GAAP measure calculated as cash flows provided by (used in) operating activities, less capital expenditures for property, plant and equipment plus proceeds from the disposition of assets. Management believes free cash flow is useful to understand liquidity and should be considered in addition to but not substitute cash flows provided by (used in) operating activities.